Exhibit 99.1

KNIGHT ANNOUNCES PRE-TAX RESTRUCTURING CHARGE IN A RANGE OF $21-27 MILLION IN THE THIRD QUARTER OF 2011

Company undertakes a workforce reduction totaling approximately 6% of staff worldwide

In combination with the discontinuation of certain initiatives plus anticipated operating efficiencies, the resulting decrease in annual operating expenses will amount to an estimated $40-50 million

JERSEY CITY, N.J. (August 4, 2011) – Knight Capital Group, Inc. (NYSE Euronext: KCG) today announced it will record a pre-tax restructuring charge in the range of $21-27 million in the third quarter of 2011 as a result of measures designed to lower operating expenses and improve financial performance.

Knight has undertaken a workforce reduction of approximately six percent of staff worldwide. The reductions were concentrated in full service sales and trading across equities and fixed income as well as research, technology, operations and other support functions.

“For the past two and a half years, aside from a few brief periods, we’ve witnessed a prolonged deterioration in market conditions,” said Thomas M. Joyce, Chairman and Chief Executive Officer, Knight Capital Group. “While we largely maintained our revenue momentum, overall financial performance lagged. In response, we focused the cuts on businesses and regions in which the competitive dynamics have shifted or the barriers simply proved too great.”

As part of the measures, Knight discontinued certain initiatives under development such as global program trading. The Company eliminated or reassigned all institutional equities staff in Hong Kong and will close the office at 2 International Finance Centre. Moving forward, trading in Asian equities will be handled by sales and trading teams in the U.S. and London. Knight’s Asia-based institutional fixed income and foreign exchange staff were not affected by the reduction. In addition to the workforce reduction, the Company cancelled more than 40 replacement hires.

Knight expects a decrease in annual operating expenses of approximately $40-50 million from the measures and anticipated operating efficiencies.

“We will continue to evaluate the long-term prospects for individual products and services, considering the secular trends and strategic fit at Knight, as well as make necessary adjustments to the infrastructure supporting core market making and trading activities. In addition, we will continue to seek further cuts in annual operating expenses as part of a broader expense management plan,” said Mr. Joyce.

At June 30, 2011, headcount was 1,465 full-time employees including 180 employees of subsidiary Urban Financial Group.

About Knight

Knight Capital Group (NYSE Euronext: KCG) is a global financial services firm that provides access to the capital markets across multiple asset classes to a broad network of clients, including buy- and sell-side firms and corporations. Knight is headquartered in Jersey City, N.J. with a global presence across the Americas, Europe, and the Asia Pacific region. For further information about Knight, please visit www.knight.com.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks related to the announced restructuring, including the ability to recognize anticipated cost savings, the possibility of unexpected costs or expenditures, and the impact of the restructuring on the Company’s businesses and results of operations, risks associated with changes in market structure, legislative or regulatory rule changes and the costs, risks related to the performance of Knight’s Electronic Trading Group, the integration, performance and operation of businesses recently acquired or developed organically, or that may be acquired or developed organically in the future. Readers should carefully review the risks and uncertainties disclosed in the Company’s reports with the U.S. Securities and Exchange Commission (SEC), including, without limitation, those detailed under the headings “Certain Factors Affecting Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2010, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time. This information should also be read in conjunction with the Company’s Consolidated Financial Statements and the Notes thereto contained in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2010, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time.

CONTACTS

Margaret Wyrwas	Kara Fitzsimmons	Jonathan Mairs
Senior Managing Director,	Director,	Vice President,
Communications, Marketing	Media Relations	Corporate Communications
& Investor Relations	201-356-1523 or	201-356-1529 or
201-557-6954 or	kfitzsimmons@knight.com	jmairs@knight.com
mwyrwas@knight.com